Exhibit (k)(7)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT (this “Agreement”), dated as of [●], 2021, by and between BlackRock Advisors, LLC, a Delaware limited liability company (“BlackRock”), and BlackRock Hedge Fund Guided Portfolio Solution, a Delaware statutory trust (the “Fund”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and offers one or more classes of common shares of beneficial interest (“common shares”) in its continuous public offering (each such class, a “share class”);1

WHEREAS, BlackRock serves as investment adviser to the Fund pursuant to an investment advisory agreement between the Fund and BlackRock, dated [●], 2021, as may be amended and/or amended and restated from time to time; and

WHEREAS, the Fund and BlackRock have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain expenses of each share class at a level below the level to which it would normally be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1    EXPENSE LIMIT. To the extent that the Other Expenses incurred by each share class, which include all of the expenses attributable to an applicable share class (“Operating Expenses”) other than expenses disclosed in the Fund’s registration statement filed with the Securities and Exchange Commission (the “Registration Statement”) as not being included as part of the expense limit (which currently include (i) the investment management fee; (ii) interest expense and other costs of borrowing, if any; (iii) expenses incurred directly or indirectly by the Fund as a result of expenses related to investing in, or incurred by, a Portfolio Fund (as defined in the Registration Statement) or other permitted investment, including, without limitation, management fees and performance fees and/or incentive allocations; (iv) any trading-related expenses, including, but not limited to, clearing costs and commissions; (v) dividends on short sales, if any; (vi) taxes; (vii) any other extraordinary expenses not incurred in the ordinary course of the Fund’s business (including, without limitation, litigation expenses); (viii) sub accounting, recordkeeping and/or other administration services to the Fund; and (ix) if applicable, the distribution fee and/or shareholder servicing fee (together, “distribution and servicing fee”) paid to the distributor of the Fund’s common shares or to financial intermediaries – collectively, the “Excluded Expenses”) for the

[1]

On April 2, 2019, the U.S. Securities and Exchange Commission (the “SEC”) granted an affiliated fund exemptive relief to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (the “Exemptive Relief”). The Fund may rely on the Exemptive Relief to offer multiple classes of its common shares, par value $0.001 per share, in accordance with Rule 18f-3 under the 1940 Act.

period beginning and ending on the Fund’s fiscal year end which is March 31 (each, an “Applicable Year”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of BlackRock. In the event that any Applicable Year is for a period less than 365 days (for example, the Fund’s initial year of operations or because this Agreement is terminated in the middle of a fiscal year), the Operating Expenses of each share class shall be annualized for purposes of calculating the Excess Amount. The list of Excluded Expenses in this Agreement shall be automatically amended on the effective date of the Registration Statement or any amendment thereto if the list of Excluded Expenses set forth in the prospectus included in the Registration Statement differs from the list in this Agreement and such new list of Excluded Expenses was approved by a majority of the Non-Interested Trustees (defined below).

1.2    OPERATING EXPENSE LIMIT. The Fund’s “Operating Expense Limit” in any Applicable Year shall be 80 basis points of the average monthly value of the net assets of each share class, or such other rate as may be agreed to in writing by the parties.

1.3    METHOD OF COMPUTATION. To determine BlackRock’s liability with respect to the Excess Amount, each day the Operating Expenses for each share class shall be annualized for the Applicable Year. If such annualized Operating Expenses of a share class exceed the Operating Expense Limit of such share class, BlackRock shall (i) waive or reduce its fees from the Fund with respect to such share class for such day and/or (ii) remit to the Fund with respect to such share class or share classes an amount that is sufficient to pay such Excess Amount, and such waiver, reduction or remittance shall occur in the month following the month in which the liability was incurred. Notwithstanding the foregoing, such waivers, reductions or remittances by BlackRock shall only occur with respect to investment advisory fees and other Fund-level Operating Expenses if the amount to be so waived, reduced or remitted is allocated on the basis of net asset value to all shares of the Fund in a manner consistent with the requirements of Rule 18f-3 under the 1940 Act for the allocation of fund-wide expenses.

1.4    YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by BlackRock with respect to each share class for the previous Applicable Year shall equal the Excess Amount.

2.	RECOUPMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS BY BLACKROCK.

2.1    RECOUPMENT. In any Applicable Year through April 1, 2028 in which the total assets of the Fund are greater than $50 million and in which BlackRock or an affiliate serves as investment adviser or administrator to the Fund, if the estimated aggregate Operating Expenses of a share class for the Applicable Year are less than the Operating Expense Limit of that share class for that Applicable Year, BlackRock shall be entitled to recoupment from such share class, in whole or in part as provided below, of the fees waived or reduced and other payments remitted by BlackRock to such share class pursuant to Section 1 hereof. The total amount of recoupment to which BlackRock may be entitled (the “Recoupment Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by BlackRock, the expenses reimbursed by BlackRock and all other payments remitted by BlackRock to the share class, pursuant to Section 1 hereof, during any of the previous two (2) Applicable Years, less any recoupment previously paid by such share class to BlackRock with respect to such waivers, reductions, reimbursements and payments during such period. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, for example and without limitation, interest accruable on the Recoupment Amount. The Board of Trustees of the Fund (the “Board,” and each of the trustees on the Board, a “Trustee”) shall be notified quarterly of any recoupments paid to BlackRock in the previous quarter.

2.2    METHOD OF COMPUTATION. To determine each share class’ recoupment payments, if any, to BlackRock for the Recoupment Amount, each month the Operating Expenses for each share class shall be annualized for the Applicable Year as of the last day of the month. If such annualized Operating Expenses of a share class for any month are less than the Operating Expense Limit of such share class, such share class shall pay to BlackRock an amount sufficient to increase the annualized Operating Expenses of that share class to an amount not to exceed the Operating Expense Limit of that share class, provided that such amount paid to BlackRock will in no event exceed the total Recoupment Amount. In the event the Operating Expense Limit is changed subsequent to an Applicable Year in which the respective portion of the Reimbursement Amount was incurred, the amount available to reimburse BlackRock in accordance with this Section 2.2 shall be calculated by reference to the Operating Expense Limit for the Fund in effect at the time the respective portion of the Reimbursement Amount was incurred, rather than the subsequently changed Operating Expense Limit.

2.3    YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the actual Operating Expenses of the share class for the prior Applicable Year (including any Recoupment Amounts payable hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit for that Applicable Year.

2.4    SURVIVAL. This Section 2, including, for the avoidance of doubt, the Fund’s reimbursement obligations, shall survive the termination of this Agreement.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall be effective as of the date first written above and shall continue in effect until June 30, 2023. Thereafter, this Agreement shall be continue in effect for successive twelve-month periods provided such continuance is consented to by BlackRock and specifically approved by a majority of the Trustees of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated prior to expiration by the Fund, without payment of any penalty, upon

90 days’ prior written notice to BlackRock at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

4.	MISCELLANEOUS.

4.1    CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2    INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or Bylaws, as each may be amended and/or amended and restated, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

4.3    DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

4.4    AMENDMENT TO THIS AGREEMENT. This Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BLACKROCK HEDGE FUND GUIDED PORTFOLIO SOLUTION

By:
Name:
Title:

BLACKROCK ADVISORS, LLC

By:
Name:
Title: